EXHIBIT 10.91.1

[Additional Agreement #1 dated December 28, 2010 to
Agreement between CJSC EvereST-S (the “CTC Sales House”)
 and CFSC TSV, a member of the Video International Group,
dated November 11, 2010

(English Translation)]

Additional agreement No. 1

to the Contract No. KT-361/1110 as of November 11, 2010

(hereinafter — “Contract”)

City of Moscow	“28” December 2010

Closed Joint Stock Company EvereCT-C (PSRN 110774618793), hereinafter referred to as the “Agency”, represented by General Director Yu.G. Moskvitina, acting on the basis of the Charter, on one hand,

and Closed Joint Stock Company TSV Company (PSRN 5077746859757), hereinafter referred to as the “Company”, represented by General Director S.A. Vasiliev, acting on the basis of the Charter, on the other hand, hereinafter jointly referred to as the “Parties”, have concluded the present Additional agreement on the following:

1.               The Parties have come to the agreement to amend the article 1.1.27 of the Contract as follows:

“1.1.27. Actual gross incomes from the provision of advertising placement services in the Reporting Period (Actual Gross Incomes) consist of incomes (revenues) of Television Companies accrued from the sale of advertising placement services actually provided in the Reporting Period (in respect of which money has already been received against their payment, and also that is due (accounts receivable), namely:

• the incomes of Television Companies from the sale of federal advertising and regional advertising to be disseminated within the limits of Moscow, in respect of transactions concluded with clients both by the Agency on behalf of the Television Companies, and also directly by the Television Companies, net of value-added tax;

• the incomes of Television Companies from the sale of regional advertising with the limits of other regions and cities of the Russian Federation other than those specified in the previous paragraph in respect of transactions concluded with clients by the Agency on behalf of the Television Companies, net of value-added tax;

Actual Gross Incomes shall not include the incomes of Television Companies from the following lines of business:

• the sale of services related to the placement of federal and regional social advertising;

• the sale of services related to the placement of federal and regional sponsorship advertising in the form of titles in television programmes and serials;

• the sale of services related to the placement by Television Companies of the regional advertising of other mass media, the regional advertising of organizations performing entertainment and cultural events, the regional advertising of entertainment and cultural events (including variety shows, concerts), with the simultaneous placement by other mass media of the advertising of the Television Companies and/or the advertising of the Internet resources of Television Companies in said mass media and/or by these organizations - the advertising of Television Companies during corresponding events (hereinafter “cross-promotional regional advertising deals”), broadcasted Television Companies’ airtime within a limit of no more than 7% (Seven percent) of the total time allocated for the placement of regional advertising;

• the sale of services related to the placement by Television Companies of the federal advertising of other mass media, with the simultaneous placement of advertising on the Television Companies in said mass media (hereinafter “cross-promotional federal advertising deals”). At the same time the Television Companies broadcast cross-promotional federal advertising based on the residual principle, with due account of the priority of federal advertising.

• the sale of services related to the placement of federal advertising concluded by and between the Agency and Limited Liability Company Crossmedia and Joint Stock Company Video International-Radio related to the self advertising of the named companies.”

2. All other provisions of the Contract shall stay without any alterations.

3. The present Additional agreement shall come into force starting from the date it is signed by the Parties and shall be in force from the 1st of January up to the 31st of December 2011 (including) and shall be an integral part of the Contract.

4. The present Additional agreement is executed in two originals, each original for each Party having equal legal force.

The Agency	The Company
Closed Joint Stock Company EvereCT-C	Closed Joint Stock Company TSV Company

On behalf of the Agency	On behalf of the Company

Yu.G. Moskvitina, place for seal	S.A. Vasiliev, place for seal